                                                                   Exhibit 10.2


                                                              EXECUTION VERSION

                             SUBSCRIPTION AGREEMENT

         AGREEMENT, dated as of October 7, 2003, by and among MacKay Shields LLC, Citicorp Mezzanine III, L.P., TCW Shared Opportunity Fund II, L.P., Shared Opportunity Fund IIB LLC, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., AIMCO CDO, Series 2000-A, TCW High Income Partners, Ltd., TCW High Income Partners II, Ltd., Metropolitan Life Insurance Company and Exis Differential Holdings, Ltd. (collectively, together with their respective Affiliates, the "INVESTORS" and each an "INVESTOR"), and ACP Holding Company, a Delaware corporation ("ACP HOLDING"), Neenah Foundry Company, a Wisconsin corporation (the "COMPANY"), and the Subsidiary Guarantors listed on the signature page hereto.

                                   WITNESSETH:

         WHEREAS, on August 5, 2003 (the "FILING DATE"), ACP Holding, NFC Castings, Inc., a Delaware corporation ("NFC CASTINGS"), the Company and the Company's Subsidiaries filed voluntary petitions in the United States Bankruptcy Court in the Southern District of New York (the "BANKRUPTCY COURT") under chapter 11 (the "CHAPTER 11 CASES") of Title 11 of the United States Code (the "BANKRUPTCY CODE"), and will seek Bankruptcy Court approval of the plan of reorganization substantially in the form attached hereto as Exhibit A (the "PLAN");

         WHEREAS, on August 28, 2003, the Bankruptcy Court entered an order (a) approving the Commitment Letter (as hereinafter defined) entered into between the Company and the Investors on June 30, 2003 solely with respect to Investors who were not existing equity holders of the Company as of the Filing Date, and
(b) providing that the Company and the Investors could enter into a subscription agreement and any related documents without further approval of the Bankruptcy Court;

         WHEREAS, the Plan provides that the holders of allowed unsecured claims in Class 6, including the Investors (such claim holders, including the Investors, eligible to purchase Units under the Plan being referred to as the "PARTICIPATING HOLDERS"), shall have the right, but not the obligation, to purchase in accordance with Article IV and related definitions of the Plan (as amended in accordance with Section 5.06 herein) (the "RIGHTS OFFERING") an aggregate of 119,996 Units (the "MAXIMUM UNITS"), at a purchase price per Unit of $916.70 (the "UNIT PURCHASE PRICE");

         WHEREAS, to ensure the purchase of all Maximum Units, each of the Investors has determined to (i) exercise in full its right under the Rights Offering to purchase its pro rata share of the Maximum Units and (ii) subscribe for any and all Units not purchased by the Participating Holders (other than the Investors) up to the maximum number of Units set forth opposite the name of such Investor on Schedule I hereto.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.01 Definitions. (a) The following terms, as used herein, have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

         "COMMITMENT LETTER" means the standby funding commitment letter (including all exhibits and annexes thereto), dated June 30, 2003, among the Investors and the Company.

         "COMMON STOCK" means shares of Common Stock, par value $.01 per share of Reorganized ACP Holding.

         "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement entered into among the Investors and the Company dated as of May 13, 2003.

          "CREDIT AGREEMENT" means the Credit Agreement, dated the Closing Date, among the Company, certain of the Subsidiary Guarantors party thereto, the lenders from time to time party to such agreement, Fleet Capital Corporation, as Agent and Fleet Securities, Inc., as Arranger, including any related notes, collateral documents, letters of credit and documentation and guarantees and any appendices, exhibits or schedules to any of the foregoing, as well as any and all of such agreements (and any other agreements that refinance any and all such agreements), as may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time (including increases in principal amount), whether with the original agents and lenders or with other agents or lenders.

         "EBITDA" means the sum of the net income of the Company and its consolidated Subsidiaries, plus interest, taxes, depreciation and amortization, each as reflected on the Company's income statement for the applicable measurement period.

         "EFFECTIVE DATE" means the date on which the Plan becomes Effective.

         "GOVERNMENTAL AUTHORITY" means any nation or government , any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "INDENTURES" means the Senior Secured Notes Indenture and the Senior Subordinated Notes Indenture

          "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "LIEN SUBORDINATION AGREEMENT" means that certain Lien Subordination Agreement, dated the Closing Date, by and among the Company, certain of the Company's Subsidiaries and the other parties thereto, as amended (including any amendments and restatements thereof), supplemented or otherwise modified from time to time.

         "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of the Representing Persons taken as a whole, (ii) a material adverse effect on the rights and remedies of the Investors under the Transaction Documents, or (iii) the material impairment of the ability of the Representing Persons (taken as a whole) to perform their obligations hereunder or under any Transaction Document.

         "NEW FACILITIES" means the Term Loan and the Revolver.

         "OPTION" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or
(ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

         "PERMITTED LIENS" means Liens which do not materially detract from the value of any property (whether real, personal, tangible or intangible) of ACP Holdings, NFC Castings, the Company or the Company's Subsidiaries or materially interfere with any present or intended use of such property.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PLAN TERM SHEET" means the Terms of Plan of Reorganization attached as Exhibit B to the Commitment Letter.

         "REGISTRATION RIGHTS AGREEMENTS" means the Senior Secured Notes Registration Rights Agreement, the Senior Subordinated Notes Registration Rights Agreement and the Warrant Registration Rights Agreement.

         "REORGANIZED ACP HOLDING" means ACP Holding, as reorganized pursuant to the Chapter 11 Cases.

         "REORGANIZED DEBTOR" means each of ACP Holding, the Company and the Subsidiary Guarantors, each as reorganized pursuant to the Chapter 11 Cases.`

         "REPRESENTING PERSONS" means ACP Holding, the Company and the Subsidiary Guarantors.

         "RESTATED BYLAWS" means the amended and restated bylaws of the ACP Holding which is in the form attached hereto as Exhibit B.

         "RESTATED CERTIFICATE OF INCORPORATION" means the amended and restated certificate of incorporation of ACP Holding to be filed with the Secretary of State of the State of Delaware, which is in the form attached hereto as Exhibit C.

         "REVOLVER" means the revolving credit facility extended to the Company as part of the New Facilities under the Credit Agreement.

         "SENIOR SECURED NOTES" means the Company's 11% Senior Second Secured Notes due 2010 to be issued pursuant to the terms of the Plan.

         "SENIOR SECURED NOTES INDENTURE" means the Indenture, dated the Closing Date, among the Company the Subsidiary Guarantors and The Bank of New York, as trustee, governing the Senior Secured Notes.

         "SENIOR SECURED NOTES REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated the Closing Date, among the Company, the Subsidiary Guarantors and the Investors, substantially in the form attached hereto as Exhibit D-1.

         "SENIOR SUBORDINATED NOTES" means the Company's 13% Senior Subordinated Notes due 2013 to be issued pursuant to the terms of the Plan.

         "SENIOR SUBORDINATED NOTES INDENTURE" means the Indenture, dated the Closing Date, among the Company the Subsidiary Guarantors and The Bank of New York, as trustee, governing the Senior Subordinated Notes.

         "SENIOR SUBORDINATED NOTES REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated the Closing Date, among the Company, the Subsidiary Guarantors and the Investors, substantially in the form attached hereto as Exhibit D-2.

         "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement, dated the Closing Date, among ACP Holding and the stockholders party thereto.

         "SUBSIDIARY" of any Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "SUBSIDIARY GUARANTEES" means the guarantees on the terms set forth in the Indentures by a Subsidiary Guarantor of the Company's obligations with respect to the Senior Secured Notes and the Senior Subordinated Notes, as applicable.

         "SUBSIDIARY GUARANTOR" means each Subsidiary which is organized under the laws of the United States of America or any state thereof or the District of Columbia, and executes and delivers a Subsidiary Guarantee pursuant to the terms of the Indentures.

         "TERM LOAN" means the term loan made to the Company as part of the New Facilities under the Credit Agreement.

         "TERMINATION EVENT" means any of the events described in Section
10.1(e).

         "TRANSACTION DOCUMENTS" means this Agreement, the Indentures, the Senior Secured Notes (including related Subsidiary Guarantees), the Senior Subordinated Notes (including related Subsidiary Guarantees), the Warrant Agreement, the Warrants, the Stockholders Agreement, the Registration Rights Agreements, the Restated Certificate of Incorporation, the Restated Bylaws, the Credit Agreement, the New Facilities, the Lien Subordination Agreement and any other agreement to be entered into in accordance with the terms hereof.

         "UNIT" means a unit of securities consisting of (i) $1,000 in principal amount of Senior Secured Notes of the Company and related Subsidiary Guarantees, and (ii) Warrants to purchase 285.41256 shares of Common Stock of ACP Holding (subject to rounding down or up to the nearest whole number).

         "WARRANTS" means warrants, to purchase an aggregate of 38,000,000 shares of Common Stock of Reorganized ACP Holdings, which are to be issued pursuant to the Warrant Agreement.

         "WARRANT AGREEMENT" means the Warrant Agreement, dated the Closing Date, by and between ACP Holding and The Bank of New York, as warrant agent.

         "WARRANT REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated the Closing Date, among ACP Holding and the Investors, substantially in the form attached hereto as Exhibit D-3.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

       TERM                                                               SECTION
       ----                                                               -------
ACP Holding                                                               Preamble
Automatic Stay                                                            10.01
Bankruptcy Code                                                           Recitals
Bankruptcy Court                                                          Recitals
Chapter 11 Cases                                                          Recitals
Closing                                                                   2.02(a)
Closing Date                                                              2.02(a)
Company                                                                   Preamble
Damages                                                                   9.02
Electing Investor                                                         2.01(b)
Expense Obligations                                                       2.02(c)
Expenses                                                                  2.02(c)
Filing Date                                                               Recitals

       TERM                                                               SECTION
       ----                                                               -------
Indemnification Obligations                                               9.02(a)
Indemnified Parties                                                       9.03
Indemnifying Parties                                                      9.03
Information                                                               3.10
Investor(s)                                                               Preamble
Material Adverse Change                                                   3.06
Maximum Units                                                             Recitals
NFC Castings                                                              Recitals
Nonpurchased Units                                                        2.01(b)
Nonpurchasing Investor                                                    2.01(b)
Participating Holders                                                     Recitals
Plan                                                                      Recitals
Representatives                                                           9.02
Rights Offering                                                           Recitals
Securities Act                                                            4.07
Third Party Claims                                                        9.03
Unit Purchase Price                                                       Recitals
Unsubscribed Units                                                        2.01(a)

                                   ARTICLE II
                                PURCHASE AND SALE

                  Section 2.01 Purchase and Subscription of Units; Standby Commitment; Subscription Price. (a) In accordance with the Commitment Letter and the applicable provisions of the Plan (i) each of ACP Holding and the Company hereby agrees to cause the Rights Offering to be made in accordance with the applicable provisions of the Plan and
         (ii) each of the Investors hereby agrees to (A) exercise in full its right under the Rights Offering to purchase its pro rata share of the Maximum Units and (B) on the basis of the representations, warranties, covenants and agreements contained in this Agreement, subscribe for and purchase its pro rata share (based on the percentage set forth opposite the name of such Investor on Schedule I hereto) of any and all Units not purchased by the Participating Holders (other than the Investors) (the "UNSUBSCRIBED UNITS") up to the maximum number of Units set forth opposite the name of such Investor on Schedule I hereto, at a purchase price per Unit equal to the Unit Purchase Price. The aggregate Unit Purchase Price will be payable in immediately available funds at the Closing in the manner provided in Section 2.02.

         (b) The obligations of the Investors to subscribe for the Units are several, and not joint, obligations. No Investor guarantees, or has any other obligation relating to, the obligation of any other Investor to purchase any Units hereunder. Notwithstanding the foregoing, in the event any Investor (a "NONPURCHASING INVESTOR") fails, for any reason, to purchase any of the Units to be purchased by such Nonpurchasing Investor hereunder (the "NONPURCHASED UNITS"), the other Investors shall have the right, but not the obligation, to purchase such Nonpurchased Units. Each Investor, who elects to purchase such Nonpurchased Units (an "ELECTING INVESTOR"), shall have the right to purchase such number of Nonpurchased Units calculated by multiplying the number of Nonpurchased Units by a fraction the numerator of which is the maximum number of Units such Electing Investor has agreed to purchase hereunder as set forth opposite the name of such Electing Investor on Schedule I hereto and the denominator of which is the maximum number of Units which all Electing Investors have agreed to purchase hereunder as set forth opposite the names of such Electing Investors on Schedule I hereto. In the event Electing Investors elect to purchase all of the Nonpurchased Units, any failure of any condition to ACP Holding's and the Company's obligations arising as a result of any Nonpurchasing Investor's breach of this Agreement will be deemed waived and ACP Holding and the Company shall have no right to terminate this Agreement based on such breach.

         (c) The Investors acknowledge that on June 30, 2003, the Company paid to the Investors $1,100,000, representing 20% of the total Commitment Fee (as defined and provided for in the Commitment Letter). The Company agrees that such $1,100,000 shall not be refundable nor form the basis of any defense, setoff, or recoupment claim under any circumstances, regardless of whether the transactions contemplated by this Agreement and the other Transaction Documents are consummated.

                  Section 2.02 Closing; Expenses. (a) The closing of the subscription for, and purchase of, the Units under this Agreement (the "CLOSING") will take place at the offices of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., 55 East Monroe Street, Chicago, Illinois 60603, at 10:00 A.M., local time, on the Effective Date, provided that each condition set forth in Article VIII has been satisfied or waived, unless another time, date or place is agreed to in writing by ACP Holding, the Company and the Investors (the "CLOSING DATE").

         (b)      At the Closing,

                           (i) the Reorganized Debtors will deliver to each Investor one or more (as designated by such Investor) duly executed certificates to be dated the Closing Date evidencing
                  (A) the Senior Secured Notes and related Subsidiary Guarantees and (y) the Warrants; provided that, any Investor may notify the Company in writing prior to such issuance, but not later than two (2) Business Days before the Closing Date, that it desires such certificates to be issued in other denominations or registered in the name or names of any of its Affiliates or designees, in which case the certificates shall be issued in the denominations and registered in the name or names specified in such notice;

                           (ii) Each Investor shall pay the aggregate Unit Purchase Price for the Units purchased thereby by wire transfer of immediately available funds to such account as ACP Holding and the Company may reasonably direct by written notice delivered to the Investors by ACP Holding and the Company at least two (2) Business Days before the Closing Date; and

                           (iii) The Company shall pay to each Investor the balance of the Commitment Fee payable to such Investor in the amount set forth opposite the name of such Investor on
                  Schedule I hereto, by wire transfer of immediately available funds to such account as such Investor may reasonably direct by written notice delivered to the Company by such Investor at least two (2) Business Days before the Closing Date.

         (c) At the Closing, the Company shall reimburse each Investor for its reasonable actual out-of-pocket fees and expenses (the "EXPENSES") incurred by or on behalf of the Investors in connection with the negotiation, preparation, execution and delivery of the Transaction Documents (including any commitment letter and term sheets preceding the Transaction Documents and documents prepared in connection with the Chapter 11 Cases) and any and all definitive documentation or other acts relating hereto or thereto, including, but not limited to, the actual reasonable fees and expenses of counsel, accountants and/or consultants to the Investors and the reasonable and documented fees and expenses incurred by the Investors in connection with any due diligence (including reasonable fees and expenses payable to counsel, accountants and/or consultants), the aggregate amount of which each Investor shall notify the Company no later than two (2) Business Days prior to the Closing Date. The obligations of the Company under this paragraph (c) (the "EXPENSE OBLIGATIONS") shall remain effective whether or not any of the transactions contemplated by this Agreement are consummated and notwithstanding the termination of the Commitment Letter and shall, subject to approval of the Bankruptcy Court, be binding upon the Company as reorganized pursuant to the Chapter 11 Cases in the event that any plan of reorganization of the Company is consummated. The Investors acknowledge that the Company has previously advanced to the Investors $604,603.68 to be used by them to fund Expenses in connection with the matters described in this paragraph (c).

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF THE REPRESENTING PERSONS

                  Each of ACP Holding and the Company represents and warrants with respect to the Representing Persons and NFC Castings, and each of the Company's Subsidiaries represents and warrants with respect to itself, jointly and severally, to each Investor as of the date hereof and as of the Closing Date that:

                  Section 3.01 Corporate Existence and Power. Each of ACP Holding, NFC Castings, the Company and each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concepts are recognized in such jurisdiction) and has all requisite corporate power and authority necessary to carry on its business as now conducted. Each of ACP Holding, NFC Castings, the Company and each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. The Company has heretofore delivered to the Investors true and complete copies of the certificates of incorporation and bylaws (or analogous organizational documents) of each of ACP Holding, NFC Castings, the Company and each of the Company's Subsidiaries as currently in effect.

                  Section 3.02 Corporate Authorization. Subject to the approval of the Bankruptcy Court, each of the Representing Persons has all corporate right, power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution and delivery by each of the Representing Persons of this Agreement and of each other Transaction Document to which it is a party is, and the issuance, sale and delivery of the Units by the Reorganized Debtors and the compliance by the Representing Persons (or the Reorganized Debtors, as the case may be) with each of the provisions of this Agreement and of each other Transaction Document to which they (or the Reorganized Debtors, as the case may be) are a party will, upon the approval of the Bankruptcy Court, be (i) within the corporate power and authority of the Representing Persons (or the Reorganized Debtors, as the case may be) and (ii) have been duly authorized by all requisite corporate action of the Representing Persons (or the Reorganized Debtors, as the case may be). This Agreement has been, and each of the other Transaction Documents to which the Representing Persons (or the Reorganized Debtors, as the case may be) are a party, when executed and delivered by the Representing Persons (or the Reorganized Debtors, as the case may be) will be, duly and validly executed and delivered by the Representing Persons (or the Reorganized Debtors, as the case may be), and this Agreement constitutes, and each of the other Transaction Documents when executed and delivered by the Representing Persons (or the Reorganized Debtors, as the case may be) will constitute, upon approval of the Bankruptcy Court, a valid and binding agreement of the Representing Persons (or the Reorganized Debtors, as the case may be), enforceable against the Representing Persons (or the Reorganized Debtors, as the case may be) in accordance with its terms, except as such enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and limitations imposed by general principles of equity.

                  Section 3.03 Capital Stock. (a) Upon consummation of the Plan, the authorized capital stock of Reorganized ACP Holding will consist solely of 100,000,000 shares of Common Stock. After giving effect to the consummation of the Plan and this Agreement, Reorganized ACP Holding will have 42,000,000 (subject to rounding to the nearest whole number pursuant to the Plan) shares of Common Stock issued and outstanding and such shares will be duly authorized, validly issued, fully paid and nonassessable. Except for this Agreement and as contemplated under the Plan, as of the Effective Date there shall be no outstanding Options with respect to any capital stock of Reorganized ACP Holding, NFC Castings, the Company or any of the Company's Subsidiaries. The delivery of a certificate or certificates at the Closing representing the Units in the manner provided in Section 2.02(b) will transfer to each Investor good and valid title in such Units, free and clear of all Liens created by or imposed on the Representing Persons.

         (b) The Warrants, when issued and allotted in accordance with the provisions of the Plan and this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights or any Lien. The Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for issuance by all necessary corporate action and, when issued and allotted in accordance with the provisions of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable. As of the Effective Date, there are no pre-emptive rights applicable to the issuance of the Warrants or the shares of Common Stock issuable upon exercise of the Warrants.

                  Section 3.04 Governmental Authorization. The execution, delivery and performance by each of the Representing Persons of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official, except for such actions and filings as have been or will be made or the absence of which would not reasonably be expected to have a Material Adverse Effect.

                  Section 3.05 Noncontravention. The execution, delivery and performance by each of the Representing Persons of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of such Representing Person (or the Reorganized Debtor, as the case may be), (ii) assuming compliance with the matters referred to in Section 3.04, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all required consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Representing Person (or the Reorganized Debtor, as the case may be) under any provision of any agreement or other instrument binding upon such Representing Person (or the Reorganized Debtor, as the case may be) or by which any of such assets or properties of such Representing Person (or the Reorganized Debtor, as the case may be) are or may be bound or (iv) result in the creation or imposition of any Lien on any of the assets or properties of such Representing Person (or the Reorganized Debtor, as the case may be), other than Permitted Liens or as otherwise contemplated by the Transaction Documents.

                  Section 3.06 Absence of Certain Developments. Except for the commencement of the Chapter 11 Cases, since March 31, 2003, the business of ACP Holding, NFC Castings, the Company and the Company's Subsidiaries has been conducted in the ordinary course consistent with past practice and there has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of ACP Holding, NFC Castings, the Company and the Company's Subsidiaries (a "MATERIAL ADVERSE CHANGE"); provided that none of (i) the commencement of the Chapter 11 Cases nor any public announcement in respect thereof, (ii) the filing or confirmation of the Plan (iii) the facts or events related to the MACT compliance project and the Kendallville facility disclosed to the Investors prior to the date hereof, (iv) changes or events effecting general economic conditions or capital markets, but not otherwise materially and adversely effecting the business, assets or financial condition of the Representing Persons as a whole, nor (iv) any event, circumstance or condition disclosed in writing to the Investors prior to June 30, 2003 shall constitute a Material Adverse Change.

                  Section 3.07 Financial Advisory Fees. No agent, broker, investment bank or other financial advisor is or will be entitled to any fee, commission, expense or other amount with respect to any transaction contemplated by this Agreement or the other Transaction Documents except for fees, commissions, expenses or other amounts payable under agreements heretofore disclosed to the Investors or approved by the Bankruptcy Court.

                  Section 3.08 Disclosure. No information contained in this Agreement, the Plan, the Disclosure Statement or the consolidated financial statements of the Company as of and for the fiscal year ended September 30, 2002 previously delivered to the Investors, as the same may have been supplemented or amended (the "INFORMATION") contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made, and, to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests which were believed by the Representing Persons to be reasonable at the time such projections were made and (B) information believed by the Representing Persons to have been accurate based upon the information available to the Representing Persons at the time such projections were made.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

                  Each Investor represents and warrants, only with respect to itself, severally and not jointly, to the Representing Persons as of the date hereof and as of the Closing Date that:

                  Section 4.01 Corporate Existence and Power. The Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

                  Section 4.02 Authorization. The execution, delivery and performance by the Investor of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the powers of the Investor and have been duly authorized by all necessary action on the part of the Investor. Each Transaction Document to which it is a party constitutes a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement or creditors' rights generally and limitations imposed by general principles of equity.

                  Section 4.03 Governmental Authorization. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any governmental body, agency or official.

                  Section 4.04 Noncontravention. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of the Investor or, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree.

                  Section 4.05 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Investor, threatened against or affecting the Investor, before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

                  Section 4.06 Financial Advisory Fees. No agent, broker, investment bank or other financial advisor is or will be entitled to any fee, commission, expense or other amount from such Investor in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

                  Section 4.07 Investment Knowledge; Access to Information. The
         Investor: (a) understands that the Units sold pursuant to this Agreement have not been, and will not be, registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) is acquiring the Units solely for its own account (or the account of the funds or managed accounts to be designated by such Investor) for investment purposes and not with a view to their distribution; (c) has knowledge and experience in business and financial matters; (d) has received certain information concerning ACP Holding, NFC Casting, the Company and the Company's Subsidiaries and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Units; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Units; and
         (f) is, or will be as of the Closing, an "Accredited Investor" (as defined in Regulation D promulgated under the Securities Act).

                  Section 4.08 Financing. The Investor will have sufficient financial resources available on the Closing Date in order to purchase the Units being purchased by it.

                  Section 4.09 Legend. The Investor is aware that each certificate representing any shares of Common Stock shall bear a legend in substantially the following form:

                  "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS NEENAH FOUNDRY COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED."

                                   ARTICLE V
                    COVENANTS OF ACP HOLDING AND THE COMPANY

                  ACP Holding and the Company agree that:

                  Section 5.01 Conduct of the Business. From and after the date hereof until the Closing Date, each of ACP Holding and the Company shall, and shall cause each of its Subsidiaries and Affiliates to, conduct its business in the ordinary course consistent with past practice, and shall use its best efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of ACP Holding, NFC Castings, the Company and the Company's Subsidiaries. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, each of ACP Holding and the Company will not and will cause each of its Subsidiaries and Affiliates not to:

        (a) amend its charter, bylaws or other comparable organizational documents other than in accordance with this Agreement or amend or waive any provisions of the Transaction Documents;

        (b)       acquire a material amount of assets from any other Person;

        (c) issue shares or other securities except in compliance with the Plan;

        (d) sell, lease, license or otherwise dispose of any properties except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

        (e) change its methods of accounting, except as required by changes in GAAP;

        (f) (i) incur any additional indebtedness, except as permitted under the Plan, or (ii) make any loans, advances or capital contributions to, or investments in, any Person (excluding any Subsidiary), except as permitted under the Plan;

        (g) except as otherwise permitted under the Plan, modify the compensation or benefits of, or hire any employees, except for increases or hirings in the ordinary course consistent with past practice; provided that any modification to the compensation or benefits or hiring of any employee with a base salary in excess of $120,000 per year or holding a position of at least vice president shall require the prior written consent of the Investors; or

        (h)       agree or commit to do any of the foregoing.

                  Section 5.02 Access to Information. From and after the date hereof until the Closing Date, subject to the terms of the Confidentiality Agreement, and upon reasonable prior notice, ACP Holding and the Company will afford and will cause NFC Castings and the Company's Subsidiaries to afford the Investors and their Representatives full and complete access to the books, records and properties of ACP Holding, NFC Castings, the Company and the Company's Subsidiaries and the opportunity to discuss the business, affairs and finances of ACP Holding, NFC Castings, the Company and the Company's Subsidiaries and Affiliates with directors, officers, employees, accountants, attorneys and representatives of ACP Holding, NFC Castings, the Company and the Company's Subsidiaries and Affiliates in order to enable the Investors and their Representatives to make such investigations of ACP Holding, NFC Castings, the Company, the Company's Subsidiaries and Affiliates and their respective businesses as the Investors and their Representatives reasonably deem appropriate. Each of ACP Holding and the Company agrees that it will cause the officers and employees of ACP Holding, NFC Castings, the Company and the Company's Subsidiaries and Affiliates, and will request their respective legal counsel and accountants, to cooperate so that the Investors can complete such review, including promptly disclosing to the Investors any material fact known to such parties which has resulted in, or could reasonably be expected to result in, a Material Adverse Change or the occurrence of any Termination Event. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of ACP Holding, NFC Castings, the Company or the Company's Subsidiaries and Affiliates. No investigation by the Investors or other information received by the Investors shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Representing Persons hereunder.

                  Section 5.03 Notices of Certain Events. From and after the date hereof until the Closing Date, each of ACP Holding and the Company shall promptly notify the Investors of:

        (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents or the Plan;

        (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Transaction Documents or the Plan;

        (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting ACP Holding, NFC Castings, the Company, any of the Company's Subsidiaries and Affiliates or their respective businesses that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or that relate to the consummation of the transactions contemplated by the Transaction Documents;

        (d)       the occurrence of any Termination Event;

        (e) the occurrence of any event, or the existence of any material fact which has resulted in, or could reasonably be expected to result in, a Material Adverse Change; or

        (f) any fact, event, transaction or circumstance that (i) causes or will cause any covenant or agreement of the Representing Persons under the Transaction Documents to be breached, (ii) that renders or will render untrue any representation or warranty of the Representing Persons contained in this Agreement as if the same were made on or as of the date of such fact, event, transaction or circumstance or (iii) renders the satisfaction of any condition to the Investors' obligations under this Agreement impossible or impracticable with the use of commercially reasonable efforts.

                  Section 5.04 Corporate Governance. ACP Holding shall take all necessary action to provide that the number of directors on the Board of Directors of Reorganized ACP Holding shall consist of five (5) members. ACP Holding shall nominate and take all necessary action to provide that representatives to the Board of Directors of Reorganized ACP Holding immediately after the Closing shall be elected, replaced or removed in the manner set forth in the Stockholders Agreement.

                  Section 5.05 Rights Offering. ACP Holding and the Company shall have accepted all validly tendered subscriptions pursuant to the terms of the Rights Offering and in accordance with Article IV of the Plan.

                  Section 5.06 Regulatory Approval Expenses. ACP Holding and the Company agree to reimburse the Investors for all expenses, including all filing and/or application fees and the reasonable fees and expenses of counsel, incurred by or on behalf of the Investors in connection with obtaining all waivers, consents, approvals and actions of, and making all filings with and giving all notices to any Governmental Authority or any other public or private third parties required of the Investors or ACP Holding and the Company to consummate the transactions contemplated by the Transaction Documents.

                                   ARTICLE VI
                           COVENANTS OF THE INVESTORS

                  Each Investor agrees, severally and not jointly, that:

                  Section 6.01 Confidentiality. (a) All confidential documents and information concerning the Company or any its Subsidiaries furnished to the Investors in connection with the transactions contemplated by the Transaction Documents shall be accorded the treatment prescribed for Evaluation Materials in the Confidentiality Agreement.

        (b) Notwithstanding anything herein to the contrary, each party hereto (and each Affiliate and person acting on behalf of any such party) agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the contemplated transactions, (ii) the identities of participants or potential participants in the contemplated transactions, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the contemplated transactions), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the contemplated transactions.

                                  ARTICLE VII
             COVENANTS OF ACP HOLDING, THE COMPANY AND THE INVESTORS

                  ACP Holding, the Company and each Investor (with respect to itself only) agree that:

                  Section 7.01 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the parties to this Agreement will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by the Transaction Documents to which they are a party. Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take or to cause to be taken such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents.

                  Section 7.02 Public Announcements. Neither ACP Holding nor the Company shall issue any press release that references the Investors or any of the transactions contemplated under the Transaction Documents without the consent of the Investors; provided, however, that if ACP Holding or the Company has provided the Investors with a copy of the press release, and the Investors have not responded within four (4) Business Days, ACP Holding and the Company may proceed with issuance of such press release.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

                  Section 8.01 Conditions to Obligation of the Investors. The obligation of each Investor to consummate the Closing is subject to the satisfaction of the following further conditions:

         (a) Performance of Obligations. (i) Each of ACP Holdings, the Company and the Company's Subsidiaries shall have performed in all material respects all of its obligations under the

Transaction Documents and the Plan required to be performed by it on or prior to the Closing Date; (ii) the representations and warranties of ACP Holding, the Company and the Company's Subsidiaries contained in this Agreement and in any certificate or other writing delivered by ACP Holding, the Company or any of the Company's Subsidiaries pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, in each case individually and in the aggregate; and (iii) the Investors shall have received a certificate signed by the President and the Chief Financial Officer of ACP Holding and the Company to the foregoing effect.

         (b) Corporate Existence; Authority. The Investors shall have received all documents they may reasonably request relating to the existence of each of the Representing Persons and the authority of each such Representing Person to enter into, and complete the transactions contemplated by, the Transaction Documents to which it is a party, all in form and substance reasonably satisfactory to the Investors.

         (c) Instruments and Proceedings to be Satisfactory. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory to the Investors.

         (d) Amendment to Certificate of Incorporation and Bylaws. ACP Holding shall have caused the Reorganized ACP Holding to adopt the Restated Certificate of Incorporation and Restated Bylaws in accordance with Delaware law and the Investors shall have received evidence thereof reasonably satisfactory to the Investors.

         (e) Satisfactory Form of the Plan. The Plan shall be in form and substance consistent with the Plan Term Sheet or otherwise in form and substance reasonably satisfactory to the Investors and such Plan shall not have been amended or modified without the consent of the Investors and the conditions precedent to the confirmation and consummation of such Plan shall not have been waived without the consent of the Investors;

         (f) Confirmation of the Plan. (1) All conditions precedent to the effectiveness of the Plan (other than those relating to the Closing hereunder) shall have been satisfied or waived; and (2) an order confirming the Plan, reasonably satisfactory to the Investor, substantially in the form attached hereto as Exhibit E, shall have been entered and shall not have been stayed or modified or vacated on appeal;

         (g) Absence of Adverse Change. For the period from March 31, 2003 until immediately prior to Closing, there shall not have occurred or been existing, at any time, a Material Adverse Change.

         (h) Transaction Documents. Each of ACP Holding, the Company and each of the Company's Subsidiaries shall have duly executed and delivered all the Transaction Documents to which it is a party, in form and substance satisfactory to the Investors in their reasonable discretion, and shall have satisfied the conditions precedent contained in such Transaction Documents (unless waived in writing by the Investors).

         (i) New Facilities. The Company and each of the lenders party to the New Facilities shall have executed and delivered the New Facilities and made any initial funding contemplated under the New Facilities and each of the New Facilities shall be in full force and effect.

         (j) Governmental, Regulatory and Third Party Consents and Approvals. All necessary governmental, regulatory and third party approvals, waivers and/or consents in connection with the transactions contemplated by the Transaction Documents shall have been obtained by ACP Holding and the Company and remain in full force and effect, and there shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which seeks to restrict the consummation of the transactions contemplated by the Transaction Documents.

         (k) Senior Secured Notes Registration Rights Agreement and Senior Subordinated Notes Registration Rights Agreement. The Company shall have executed and delivered the Senior Secured Notes Registration Rights Agreement and the Senior Subordinated Notes Registration Rights Agreement and such agreements shall be in full force and effect.

         (l) Warrant Registration Rights Agreement. ACP Holding shall have executed and delivered the Warrant Registration Rights Agreement and such agreement shall be in full force and effect.

         (m) Legality of Investment. There shall not be in effect any law or order of any Governmental Authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the Transaction Documents and there shall exist no claim, action, suit, investigation, litigation, arbitration or proceeding, pending or threatened, in any court or before any tribunal or arbitrator, commenced or sought by any Person, seeking such a law or order.

         (n) Liquidity. After giving effect to the purchase of the Maximum Units by the Investors and the Participating Holders, if any, and the payments to be made under the Plan, the Company and its Subsidiaries shall have cash and cash equivalents plus available borrowings under the Revolver as of the Closing Date of no less than $25,000,000.

         (o) Other Investors. All other Investors shall have purchased the Units that they are obligated to purchase pursuant to Schedule I hereto and shall have performed all of their other obligations under the Transaction Documents to which they are a party.

         (p) Executive Officer Certificate. No later than the Business Day immediately prior to the Closing Date, each of ACP Holding and the Company shall deliver to the Investors a certificate executed by the President and Chief Executive Officer and the Chief Financial Officer of each of ACP Holding and the
Company:

                           (i) setting forth the actual EBITDA of the Company and its Subsidiaries on a consolidated basis calculated in accordance with GAAP, consistently applied for the twelve months period ended August 31, 2003;

                           (ii) confirming that, to the best of their knowledge, the actual EBITDA of the Company and its Subsidiaries on a consolidated basis calculated in accordance with GAAP, consistently applied for the twelve months period ended September 30, 2003 exceeds $50,000,000;

                           (iii) confirming that the Company will have immediately following the Closing, cash and cash equivalents, plus available borrowings under the Revolver of not less than $25,000,000; and

                           (iv) confirming satisfaction of the conditions set forth in Sections 8.01(b), (g), (i), (k) and (m).

         (q) The Investors and the Participating Holders shall have subscribed and paid for the Maximum Units for a price per Unit of not less than the Unit Purchase Price.

         (r) The Company shall have reimbursed the Investors for their Expenses in accordance with Section 2.02(c).

                  Section 8.02 Conditions to Obligations of ACP Holding and the Company. The obligation of ACP Holding and the Company to consummate the Closing is subject to the satisfaction of the following conditions:

         (a) Performance of Obligations. (i) Each Investor shall have performed in all material respects all of its obligations under the Transaction Documents required to be performed by it at or prior to the Closing Date and
(ii) the representations and warranties of each Investor contained in this Agreement and in any certificate or other writing delivered by such Investor pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.

         (b) Governmental and Regulatory Consent and Approvals. Each Investor shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 4.03, in each case in form and substance reasonably satisfactory to ACP Holding and the Company, and no such consent, authorization or approval shall have been revoked.

         (c) Existence; Authority. The Company shall have received all documents it may reasonably request relating to the existence of each Investor and the authority of such Investor to enter into, and complete the transactions contemplated by, the Transaction Documents to which it is a party, all in form and substance reasonably satisfactory to the Company.

         (d) Legality of Investment. There shall not be in effect any law or order of any Governmental Authority restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the Transaction Documents.

                  Section 8.03 Conditions to Obligations of the Investors, ACP Holding and the Company.

         (a) Lien Subordination Agreement. The Lien Subordination Agreement shall be on terms reasonably acceptable to the Company, the lenders party to the Credit Agreement and the Investors.

                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION

                  Section 9.01 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant to or in connection with this Agreement shall survive the Closing until the second anniversary of the Closing Date; provided that the representations and warranties set forth in Sections 3.02, 3.03, 4.02 and 4.06 shall survive indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The covenants and agreements of the parties (including, without limitation, the covenants and agreements of the parties set forth in this Article IX) contained in this Agreement or in any other Transaction Document which by their terms are to be performed following the Closing Date shall survive indefinitely.

                  Section 9.02 Indemnification. (a) Each of ACP Holdings and the Company (or the Reorganized Debtors, as the case may be) hereby agrees to indemnify each Investor and its Affiliates and each of their shareholders, directors, officers, partners, members, managers, employees, agents and assignees, including Affiliates thereof, (collectively, with respect to any Person, such Person's "REPRESENTATIVES") against and agrees to hold each of them harmless from, any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto) ("DAMAGES") incurred or suffered by them arising out of:

                           (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by ACP Holding or the Company pursuant to this Agreement;

                           (ii) any and all Damages arising out of or in any way relating to or resulting from the Commitment Letter or this Agreement, or in any way arising from any use or intended use of the Commitment Letter, this Agreement or the proceeds of the Investment (as defined in the Commitment Letter), including reimbursement (on an as-incurred monthly basis) of each Investor for any reasonable and documented legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Investor is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all Damages that are finally determined by a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Investor; and

                           (iii)    the enforcement of its rights under this
                  Section 9.02.

                  The obligations of ACP Holding and the Company under this
         Section 9.02(a) (the "INDEMNIFICATION OBLIGATIONS") shall remain effective whether or not any of the transactions contemplated in the Transaction Documents are consummated, any definitive legal documentation is executed and notwithstanding any termination of this Agreement and shall, subject to the approval of the Bankruptcy Court, be binding upon the Reorganized Debtors in the event that any plan of reorganization of the Company is consummated.

         (b) Each Investor, severally and not jointly, hereby agrees to indemnify ACP Holding, the Company, the Company's Subsidiaries and their respective Representatives against and agrees to hold each of them harmless from any and all Damages incurred or suffered by them arising out of:

                           (i) any misrepresentation or breach of warranty (disregarding any qualification or exception contained in such representation or warranty relating to materiality), covenant or agreement made or to be performed by such Investor pursuant to any of the Transaction Documents; and

                           (ii)     the enforcement of their rights under this
                  Section 9.02.

                  Section 9.03 Procedures for Third Party Claims. (a) The parties seeking indemnification under Section 9.02 (the "INDEMNIFIED PARTIES") shall give prompt notice to the parties against whom indemnity is sought (the "INDEMNIFYING PARTIES") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 9.02 (the "THIRD PARTY CLAIMS"). The failure by any Indemnified Party so to notify the Indemnifying Parties shall not relieve any Indemnifying Party from any liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 9.03, except to the extent such failure shall actually prejudice an Indemnifying Party.

         (b) Upon receipt of notice from the Indemnified Parties pursuant to Section 9.03(a), the Indemnifying Parties will, subject to the provisions of
Section 9.03(c), assume the defense and control of such Third Party Claims but shall allow the Indemnified Parties a reasonable opportunity to participate in the defense of such Third Party Claims with their own counsel and at their own expense (except as provided in Section 9.03(d)). The Indemnifying Parties shall select counsel, contractors and consultants of recognized standing and competence who shall be reasonably acceptable to the Indemnified Parties; shall take all steps necessary in the defense or settlement of such Third Party Claims; and shall at all times diligently and promptly pursue the resolution of such Third Party Claims. The Indemnified Parties shall, and shall cause each of their Subsidiaries and Affiliates and their Representatives to, cooperate fully with the Indemnifying Parties in the defense of any Third Party Claim defended by the Indemnifying Parties.

         (c) The Indemnifying Parties shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of the Indemnified Parties; provided, however, that upon ten (10) days notice and the opportunity to object by the Indemnified Parties, the Indemnifying Parties shall be authorized to consent to such a settlement or judgment if the Indemnifying Parties shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party's business; and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

         (d) The Indemnifying Parties shall also be liable for the reasonable fees and expenses of counsel incurred by each Indemnified Party in defending any Third Party Claim if such Third Party Claim, if successful, is likely to result in a judgment, decree or order of injunction or other equitable relief or relief for other than money Damages against such Indemnified Party.

                  Section 9.04 Procedures for Direct Claims. In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such

         Indemnified Party with respect to any claim made pursuant to this
         Section 9.04, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty except to the extent of any actual harm suffered by such Indemnifying Party as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 30 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article IX, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party within 30 days of demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 11.06.

                  Section 9.05 Liability. The liability of the Representing Persons to the Investors pursuant to this Agreement is joint and several and extends solely to any matter relating to the purchase of the Unsubscribed Units and no Investor shall have any claim for damages hereunder in respect of Units acquired thereby pursuant to the Rights Offering.

                                    ARTICLE X
                                   TERMINATION

                  Section 10.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written agreement of ACP Holding, the Company and the Investors;

         (b) by ACP Holding, the Company or any Investor if the Participating Holders acquire the Maximum Units pursuant to the Plan;

         (c) by ACP Holding or the Company if there shall be any law or regulation that makes consummation of the transactions contemplated hereby by any Investor illegal or otherwise prohibited or consummation of the transactions contemplated hereby by any Investor would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

         (d) by ACP Holding or the Company in the event (i) of a material breach hereof by any Investor if such breaching Investor fails to cure such breach within ten (10) Business Days following notification thereof by the Company or (ii) upon notification of any Investor by ACP Holding or the Company that the satisfaction of any condition to the obligations of ACP Holding or the Company under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by ACP Holding or the Company; or

         (e) upon the occurrence of any of the following events (unless waived by any Investor as set forth below):

                           (i) the Bankruptcy Court does not confirm the Plan on or before October 4, 2003;

                           (ii) the Effective Date of the Plan does not occur on or before October 20, 2003;

                           (iii) a trustee, responsible officer, or an examiner with powers beyond the duty to investigate and report, as set forth in subclauses (3) and (4) of clause (a) of section 1106 of the Bankruptcy Code shall have been appointed under section 1104 or 105 of the Bankruptcy Code for service in the Chapter 11 Cases;

                           (iv) the Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code;

                           (v) the failure or non-occurrence of any condition precedent contained in Section 8.01;

                           (vi) after filing the Plan, ACP Holding, NFC Castings or the Company (i) submits a second or amended plan of reorganization or liquidation that is materially adverse to the Investors and inconsistent with the terms and provisions of the Plan Term Sheet or (ii) moves to withdraw or withdraws the Plan;

                           (vii) ACP Holding or the Company executes and/or seeks Bankruptcy Court approval for a different offering or sale of debt or equity of the Reorganized Debtors or any other standby commitment or proposal for any other transaction in excess of $110 million, other than with the Investors or as contemplated by the Plan Term Sheet;

                           (viii) as of the last day of each fiscal month ending after the date hereof and prior to the consummation of the Plan, the EBITDA of the Company and its Subsidiaries on a consolidated basis calculated in accordance with GAAP consistently applied for the twelve months ending as of such last day shall be less than $50 million; and

                           (ix) a material breach hereof by either ACP Holding or the Company.

                  The party desiring to terminate this Agreement pursuant to clauses 10.01(b), (c) or (d) shall give notice of such termination to the other party and, except as provided in clause (i) of Section 10.01(d), upon receipt of such notice by the non-terminating parties, this Agreement shall be terminated.

                  In the event of a termination by the Company pursuant to clause 10.01(c) or (d) arising from facts or circumstances applicable only to one Investor, the other Investors may, by written notice delivered to ACP Holding and the Company not later than five (5) Business Days following receipt of the Company's notice of termination, elect to subscribe for and purchase all the Units not purchased by the breaching Investor. In the event of such election, the Company's termination of this Agreement with respect to such Electing Investors shall be deemed null and void and the Electing Investors shall be deemed to have subscribed for all of such Units at a per Unit purchase price equal to the Unit Purchase Price, subject to the satisfaction (with respect to such Electing Investors only) of the conditions contained in Section 8.02 by such Electing

         Investors. The number of Units each Electing Investor shall have the right to purchase under this paragraph shall be calculated in the manner set forth in Section 2.01(b).

         All provisions of this Agreement shall terminate effective upon (A) written notice being provided to the Company by the Investors stating that (1) a Termination Event has occurred and (2) setting forth the nature of such Termination Event; provided that the Company hereby agrees to waive the requirement (if any) that the automatic stay in effect pursuant to section 362 of the Bankruptcy Code (the "AUTOMATIC STAY") be lifted in connection with giving such notice (and not to object to the Investors seeking to lift the Automatic Stay in connection with giving such notice, if necessary), and (B) with respect to any Termination Event capable of being cured, a ten (10) day cure period with respect thereto shall have lapsed and such event or breach shall have remained uncured. The Company shall notify the Investors in writing of the occurrence of any Termination Event.

                  Section 10.02 Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of either party (or any stockholder, partner, member, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or
         (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 2.02(c) (which Expenses will be paid to the Investors within one (1) day of receipt of the Investors' invoices therefor), 5.07, 6.01, 9.02 (and Section 9.03 and 9.04 to the extent applicable to a claim under 9.02), 11.03, 11.05,
         11.06 and 11.07 shall survive any termination hereof pursuant to
         Section 10.01.

                                   ARTICLE XI
                                  MISCELLANEOUS

                  Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                  if to the Investors, to:

                  MacKay Shields LLC
                  9 West 57th Street, 33rd Floor
                  New York, NY 10019
                  Attention: Neal G. Goldman
                  Fax: (212) 754-9187

                  Citicorp Mezzanine III, L.P.
                  399 Park Avenue, 14th Floor
                  New York, NY 10043
                  Attention: Richard E. Mayberry, Jr.
                  Fax: (212) 888-2940

                  TCW Shared Opportunity Fund II, L.P.
                  c/o Trust Company of the West
                  11100 Santa Monica Boulevard, Suite 2000
                  Los Angeles, CA 90025
                  Attention: Jamison J. Van Niel
                  Fax: (310) 235-5965

                  Shared Opportunity Fund IIB LLC
                  c/o Trust Company of the West
                  11100 Santa Monica Boulevard, Suite 2000
                  Los Angeles, CA 90025
                  Attention: Jamison J. Van Niel
                  Fax: (310) 235-5965

                  TCW Shared Opportunity Fund IV, L.P.
                  c/o Trust Company of the West
                  11100 Santa Monica Boulevard, Suite 2000
                  Los Angeles, CA 90025
                  Attention: Jamison J. Van Niel
                  Fax: (310) 235-5965

                  TCW Shared Opportunity Fund IVB, L.P.
                  c/o Trust Company of the West
                  11100 Santa Monica Boulevard, Suite 2000
                  Los Angeles, CA 90025
                  Attention: Jamison J. Van Niel
                  Fax: (310) 235-5965

                  AIMCO CDO, Series 2000-A
                  c/o Trust Company of the West
                  11100 Santa Monica Boulevard, Suite 2000
                  Los Angeles, CA 90025
                  Attention: Jamison J. Van Niel
                  Fax: (310) 235-5965

                  TCW High Income Partners, Ltd.
                  c/o Trust Company of the West
                  11100 Santa Monica Boulevard, Suite 2000
                  Los Angeles, CA 90025
                  Attention: Jamison J. Van Niel
                  Fax: (310) 235-5965

                  TCW High Income Partners II, Ltd.
                  c/o Trust Company of the West
                  11100 Santa Monica Boulevard, Suite 2000
                  Los Angeles, CA 90025
                  Attention: Jamison J. Van Niel
                  Fax: (310) 235-5965

                  Metropolitan Life Insurance Company
                  10 Park Avenue
                  Morristown, NJ  07962
                  Attention: Lisa Glass, Esq.
                  Fax: (212) 251-1563

                  Exis Differential Holdings, Ltd.
                  767 Third Avenue
                  New York, NY  10017
                  Attention: Christopher P. Kane
                  Fax: (212) 688-6010

         with a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Attention: Michael F. Walsh
                  Fax: (212) 310-8007

         if to ACP Holding:

                  ACP Holding Company
                  2121 Brooks Street
                  Neenah, Wisconsin 54956
                  Attention: William M. Barrett
                  Fax: (920) 729-3633

         if to the Company, to:

                  Neenah Foundry Company
                  2121 Brooks Avenue
                  Neenah, Wisconsin 54956
                  Attention: William M. Barrett
                  Fax: (920) 729-3633

         with a copy to:

                  Kirkland & Ellis LLP
                  153 East 53rd Street
                  New York, NY 10022
                  Attention: Geoffrey W. Levin
                  Fax: (212) 446-4900

         All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

                  Section 11.02 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  Section 11.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense.

                  Section 11.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void.

                  Section 11.05 Governing Law. Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

                  Section 11.06 Jurisdiction. The Bankruptcy Court shall retain jurisdiction with respect to all matters arising from or related to the implementation of this Agreement or the transactions contemplated hereby and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding which is brought in such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

                  Section 11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 11.08 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  Section 11.09 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

                  Section 11.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                  Section 11.11 Service on Committee of Creditors. Notwithstanding anything herein to the contrary, the terms of this Agreement shall not be construed so as to limit any Investor's exercise of its fiduciary duties as a member of a creditors' committee to any person arising from its service on such committee, and any such exercise of such fiduciary duty shall not be deemed to constitute a breach of the terms of this Agreement.

                  Section 11.12 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Investors upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Company or the Investors shall be cumulative and not alternative.

                  Section 11.13 Interpretation. The parties agree that to the extent any provision of the Plan relating to the Investors and the Participating Investors conflicts with any provision of this Agreement, the provisions of this Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                     MACKAY SHIELDS LLC

                                     By: /s/ Don Morgan III
                                        ------------------------------------
                                        Name:  Don Morgan III
                                        Title: Senior Managing Director

                                     CITICORP MEZZANINE III, L.P.

                                     By: /s/ Byron Knief
                                        ------------------------------------
                                        Name:  Byron Knief
                                        Title: Senior Vice President

                                     TCW Shared Opportunity Fund II, L.P.
                                     By: TCW Investment Management Company
                                          Its Investment Manager

                                     By: /s/ Nicholas W. Tell, Jr.
                                        ------------------------------------
                                        Name:  Nicholas W. Tell, Jr.
                                        Title: Managing Director

                                     By: /s/ Gary A. Hobart
                                        ------------------------------------
                                        Name:  Gary A. Hobart
                                        Title: Vice President

                                     Shared Opportunity Fund IIB LLC
                                     By: TCW Asset Management Company
                                          as its Investment Advisor

                                     By: /s/ Nicholas W. Tell, Jr.
                                        ------------------------------------
                                        Name:  Nicholas W. Tell, Jr.
                                        Title: Managing Director

                                     By: /s/ Gary A. Hobart
                                        ------------------------------------
                                        Name:  Gary A. Hobart
                                        Title: Vice President

                                     TCW Shared Opportunity Fund IV, L.P. and
                                     TCW Shared Opportunity Fund IVB, L.P.
                                     By: TCW Asset Management Company
                                          Its Investment Advisor

                                     By: /s/ Nicholas W. Tell, Jr.
                                        ------------------------------------
                                        Name:  Nicholas W. Tell, Jr.
                                        Title: Managing Director

                                     By: /s/ Gary A. Hobart
                                        ------------------------------------
                                        Name:  Gary A. Hobart
                                        Title: Vice President

                                     AIMCO CDO, Series 2000-A
                                     By: Allstate Investment Management Company
                                           Its Collateral Manager

                                     By: TCW Asset Management Company
                                          Its Investment Advisor

                                     By: /s/ Nicholas W. Tell, Jr.
                                        ------------------------------------
                                        Name:  Nicholas W. Tell, Jr.
                                        Title: Managing Director

                                     By: /s/ Gary A. Hobart
                                        ------------------------------------
                                        Name:  Gary A. Hobart
                                        Title: Vice President

                                     TCW High Income Partners, Ltd.
                                     By: TCW Asset Management Company,
                                         its Investment Advisor

                                     By: /s/ Nicholas W. Tell, Jr.
                                        ------------------------------------
                                        Name:  Nicholas W. Tell, Jr.
                                        Title: Managing Director

                                     TCW High Income Partners II, Ltd.
                                     By: TCW Asset Management Company,
                                         its Investment Advisor

                                     By: /s/ Nicholas W. Tell, Jr.
                                        ------------------------------------
                                        Name:  Nicholas W. Tell, Jr.
                                        Title: Managing Director

                                     METROPOLITAN LIFE INSURANCE COMPANY

                                     By: /s/ Jacqueline D. Jenkins
                                        ------------------------------------
                                        Name: Jacqueline D. Jenkins
                                        Title: Managing Director

                                     EXIS DIFFERENTIAL HOLDINGS, LTD.

                                     By: /s/ Chris Kane
                                        ------------------------------------
                                        Name: Chris Kane
                                        Title: Portfolio Manager

                                     ACP HOLDING COMPANY

                                     By: /s/ Gary LaChey
                                        ------------------------------------
                                        Name: Gary LaChey
                                        Title:

                                     NEENAH FOUNDRY COMPANY

                                     By: /s/ Gary LaChey
                                        ------------------------------------
                                        Name: Gary LaChey
                                        Title:

                                     ADVANCED CAST PRODUCTS, INC.

                                     By: /s/ Gary LaChey
                                        ------------------------------------
                                        Name: Gary LaChey
                                        Title:

                                     DALTON CORPORATION

                                     By: /s/ Gary LaChey
                                         --------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     DALTON CORPORATION, WARSAW
                                     MANUFACTURING FACILITY

                                     By: /s/ Gary LaChey
                                         --------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     DALTON CORPORATION, STRYKER
                                     MACHINING FACILITY CO.

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     DALTON CORPORATION, ASHLAND
                                     MANUFACTURING FACILITY

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     DALTON CORPORATION, KENDALLVILLE
                                     MANUFACTURING FACILITY

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     DEETER FOUNDRY, INC.

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     GREGG INDUSTRIES, INC.

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     MERCER FORGE CORPORATION

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     A&M SPECIALTIES, INC.

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     NEENAH TRANSPORT, INC.

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     CAST ALLOYS, INC.

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     BELCHER CORPORATION

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO

                                     PEERLESS CORPORATION

                                     By: /s/ Gary LaChey
                                         ---------------------------------------
                                        Name: Gary LaChey
                                        Title: VP - Finance, Treasurer,
                                               Secty. & CFO